                                                                    EXHIBIT 10.1


                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                               AVT CORPORATION,

                           RAVEN ACQUISITION CORP.,

                         INFINITE TECHNOLOGIES, INC.,

                                      AND

                THE STOCKHOLDERS OF INFINITE TECHNOLOGIES, INC.

                          Dated as of January 3, 2001

                                    CONTENTS

ARTICLE I - THE MERGER; EFFECTIVE TIME; CLOSING.....................................................     1
         1.1      The Merger........................................................................     1
         1.2      Effective Time....................................................................     2
         1.3      Closing...........................................................................     2
         1.4      Tax Consequences..................................................................     2
ARTICLE II - TERMS OF MERGER........................................................................     2
         2.1      Articles of Incorporation.........................................................     2
         2.2      Bylaws............................................................................     2
         2.3      Directors.........................................................................     3
         2.4      Officers..........................................................................     3
ARTICLE III - CONVERSION OF SHARES IN MERGER; MERGER CONSIDERATION..................................     3
         3.1      Conversion of Shares in Merger....................................................     3
         3.2      Merger Consideration..............................................................     4
         3.3      Additional Consideration..........................................................     6
         3.4      No Fractional Shares..............................................................     8
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE HOLDERS..........................     8
         4.1      Holder Matters....................................................................     8
         4.2      Company Organization, Good Standing, Power, Etc...................................    11
         4.3      Capitalization....................................................................    11
         4.4      Subsidiaries and Affiliates.......................................................    12
         4.5      No Approvals or Notices Required; No Conflicts With Instruments...................    12
         4.6      Financial Statements; Obligations.................................................    12
         4.7      Absence of Certain Changes or Events..............................................    13
         4.8      Taxes.............................................................................    15
         4.9      Property..........................................................................    18
         4.10     Contracts.........................................................................    20
         4.11     Customers and Suppliers...........................................................    21
         4.12     Orders, Commitments and Returns...................................................    22
         4.13     Claims and Legal Proceedings......................................................    22
         4.14     Labor Matters.....................................................................    22
         4.15     Employee Benefit Plans............................................................    23
         4.16     Intellectual Property.............................................................    26
         4.17     Accounts Receivable...............................................................    30
         4.18     Inventory.........................................................................    31
         4.19     Corporate Books and Records.......................................................    31
         4.20     Licenses, Permits, Authorizations, Etc............................................    31
         4.21     Compliance With Laws; Environmental Matters.......................................    31
         4.22     Insurance.........................................................................    33
         4.23     Brokers and Finders...............................................................    33
         4.24     Government Contracts..............................................................    34

         4.25     Absence of Questionable Payments..................................................    34
         4.26     Personnel.........................................................................    34
         4.27     Bank Accounts.....................................................................    34
         4.28     Insider Interests.................................................................    35
         4.29     Hart-Scott Rodino.................................................................    35
         4.30     Full Disclosure...................................................................    35
ARTICLE V - REPRESENTATIONS AND WARRANTIES OF AVT AND ACQUISITION SUB...............................    36
         5.1      Organization, Good Standing, Power, Etc...........................................    36
         5.2      No Approvals or Notices Required; No Conflicts With Instruments...................    36
         5.3      Capital Structure.................................................................    36
         5.4      SEC Documents.....................................................................    37
         5.5      No Material Adverse Change........................................................    37
         5.6      Claims and Legal Proceedings......................................................    37
         5.7      Brokers and Finders...............................................................    37
         5.8      Full Disclosure...................................................................    37
ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF AVT AND ACQUISITION SUB.........................    38
         6.1      Accuracy of Representations and Warranties........................................    38
         6.2      Performance of Agreements.........................................................    38
         6.3      Opinions of Counsel for the Company and the Holders...............................    38
         6.4      Approvals and Consents............................................................    38
         6.5      Officers' Certificate.............................................................    39
         6.6      Material Adverse Change...........................................................    39
         6.7      Proceedings and Documents; Secretary's Certificate................................    39
         6.8      Nonforeign Affidavit..............................................................    39
         6.9      Compliance With Laws; Release of Liens............................................    39
         6.10     Stockholder Approval..............................................................    39
         6.11     Legal Proceedings.................................................................    40
         6.12     Escrow Agreement..................................................................    40
         6.13     Due Diligence.....................................................................    40
         6.14     Termination of Consulting Contract................................................    40
         6.14     Employment Arrangements...........................................................    40
         6.15     Confidentiality and Nondisclosure.................................................    40
         6.16     Payout of Royalty Obligations; Renegotiation of Exclusive Contract................    40
         6.17     Retirement of Company Liability...................................................    41
         6.18     Delivery of Certificates..........................................................    41
ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE HOLDERS.....................    41
         7.1      Accuracy of Representations and Warranties........................................    41
         7.2      Performance of Agreements.........................................................    41
         7.3      Opinion of Counsel for AVT and Acquisition Sub....................................    41
         7.4      Approvals and Consents............................................................    42
         7.5      Legal Proceedings.................................................................    42

         7.6      Compliance With Laws..............................................................    42
         7.7      Material Adverse Change...........................................................    42
         7.8      Escrow Agreement..................................................................    42
         7.9      Employment Agreement..............................................................    42
ARTICLE VIII - COVENANTS............................................................................    43
         8.1      Conduct of Business by the Company Pending the Closing............................    43
         8.2      Access to Information; Confidentiality............................................    44
         8.3      No Alternative Transactions.......................................................    45
         8.4      Notification of Certain Matters...................................................    45
         8.5      Further Action....................................................................    46
         8.6      Publicity.........................................................................    46
         8.7      Waiver of Dissenter's Rights......................................................    46
         8.8      Termination of 401(k) Plan........................................................    46
         8.9      Offers of Employment..............................................................    47
         8.10     Baltimore Office..................................................................    47
ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER......................................................    47
         9.1      Termination.......................................................................    47
         9.2      Effect of Termination.............................................................    48
         9.3      Amendment.........................................................................    48
         9.4      Waiver............................................................................    48
ARTICLE X - INDEMNIFICATION.........................................................................    48
         10.1     Survival..........................................................................    48
         10.2     Indemnification by the Holders....................................................    49
         10.3     Indemnification by AVT............................................................    50
         10.4     Threshold and Limitations.........................................................    50
         10.5     Procedure.........................................................................    51
         10.6     Remedies; Specific Performance....................................................    54
         10.7     Access to Escrow Amount...........................................................    54
ARTICLE XI - GENERAL................................................................................    54
         11.1     Expenses..........................................................................    54
         11.2     Entire Understanding..............................................................    54
         11.3     Waivers...........................................................................    55
         11.4     Counterparts......................................................................    55
         11.5     Headings..........................................................................    55
         11.6     Applicable Law; Venue.............................................................    55
         11.7     Assignment........................................................................    56
         11.8     Successors and Assigns............................................................    56
         11.9     Notices...........................................................................    56
         11.10    Severability......................................................................    57
         11.11    Tax Matters - Reorganization Treatment............................................    58

SCHEDULES
3.1 - 8.9, if applicable -- Included in Exhibit D

EXHIBITS

A  --  Articles of Merger
B  --  Escrow Agreement
C  --  Employment Agreement
D  --  Company Disclosure Memorandum
E  --  Opinion of Counsel for the Company
F  --  Real Property Tax Affidavit
G  --  Form of Confidentiality and Invention Assignment Agreement
H  --  Opinion of Counsel for AVT

                         AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 3, 2001 among AVT Corporation, a Washington corporation ("AVT"), Raven Acquisition Corp., a Washington corporation and a wholly owned subsidiary of AVT ("Acquisition Sub"), Infinite Technologies, Inc., a Maryland corporation (the "Company"), and the stockholders of the Company (each a "Holder" and collectively the "Holders") listed on the signature page hereto.

                                   RECITALS

     WHEREAS, the Holders own all the issued and outstanding shares of capital stock of the Company, consisting of 50 shares of Class A Common Stock, without par value (the "Class A Common") and 61 shares of Class B Common Stock, without par value (the "Class B Common" and together with the Class A Common, the "Company Shares");

     WHEREAS, the Boards of Directors of Acquisition Sub and the Company each have determined that it is in the best interests of their respective shareholders for the Company to merge with and into Acquisition Sub upon the terms and subject to the conditions of this Agreement (the "Merger");

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, AVT, Acquisition Sub, the Company and the Holders desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                ARTICLE I - THE MERGER; EFFECTIVE TIME; CLOSING

1.1  The Merger

     Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as hereinafter defined) the separate existence of the Company shall cease and the Company shall be merged with and into Acquisition Sub (Acquisition Sub as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation") and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of Washington, the State of Maryland and other applicable law.

1.2  Effective Time

     On the Closing Date and subject to the terms and conditions hereof, the parties hereto shall cause the appropriate certificates (the "Articles of Merger") in the form attached as Exhibit A complying with the applicable
                                 ---------
provisions of the Washington Business Corporation Act ("WBCA") and the Maryland General Corporation Law ("Maryland Law") to be properly executed and filed with the Secretary of State of the State of Washington (the "Washington Secretary of State") and the Maryland State Department of Assessments and Taxation (the "Maryland Department of Taxation"). The Merger shall become effective on the date and at the time (the "Effective Time") of filing of the Articles of Merger or at such other time as may be specified in the Articles of Merger as filed. If the Washington Secretary of State or the Maryland Department of Taxation requires any changes in the Articles of Merger as a condition to filing or to issuing its certificate to the effect that the Merger is effective, AVT, Acquisition Sub and the Company will execute any necessary revisions incorporating such changes.

1.3  Closing

     The closing of the transactions contemplated by this Agreement (the "Closing") will occur (a) at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, at 10:00 a.m. on January 3, 2001, though the parties may transmit documents necessary for the Closing via electronic facsimile or courier, or (b) at such other place and/or time and/or on such other date as the parties hereto may agree (such date being the "Closing Date").

1.4  Tax Consequences

     It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                         ARTICLE II - TERMS OF MERGER

2.1  Articles of Incorporation

     The Articles of Incorporation of Acquisition Sub in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the WBCA.

2.2  Bylaws

     The Bylaws of Acquisition Sub in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Articles of Incorporation of the Surviving Corporation and of the WBCA.

2.3  Directors

     The directors of Acquisition Sub at the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

2.4  Officers

     The officers of Acquisition Sub at the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly appointed or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

      ARTICLE III - CONVERSION OF SHARES IN MERGER; MERGER CONSIDERATION

3.1  Conversion of Shares in Merger

     At the Effective Time, by virtue of the Merger and without any action by the holders thereof, the shares of the constituent corporations will be converted as follows:

          (a) All shares of any class of capital stock of the Company held by the Company as treasury shares shall be canceled.

          (b) The Company Shares issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) in the case of Class B Common, the Class B Share Consideration and the Class B Cash Consideration, and (ii) in the case of Class A Common, the Class A Share Consideration, the Class A Cash Consideration and the Additional Consideration, (each as hereinafter defined), as set forth in Sections 3.2 and 3.3 hereof. The Class B Share Consideration, the Class B Cash Consideration, the Class A Share Consideration, the Class A Cash Consideration and the Additional Consideration are collectively referred to as the "Merger Consideration."

          (c) The Company Shares will cease to be outstanding, will be canceled and retired and will cease to exist, and each holder of a certificate representing any such Company Shares will thereafter cease to have any rights with respect to such Company Shares, except the right to receive that portion of the Merger Consideration attributable to such Company Shares.

          (d) Each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time will evidence the same number of shares of common stock of the Surviving Corporation.

3.2  Merger Consideration

     (a)  Class B Common Merger Consideration. In exchange for all the
          ------------------------------------
outstanding shares of Class B Common, AVT shall pay a portion of the Merger Consideration to the Holders as follows:

          (i)   Class B Share Consideration. On the Closing Date, AVT shall
                ----------------------------
issue to the Holders the Class B Share Consideration. The "Class B Share Consideration" shall be that the number of shares of AVT Common Stock (the "Class B Closing Shares") equal to $4,774,372 (the "Class B Closing Shares Value"), divided by the average of the closing prices of AVT Common Stock as reported on the Nasdaq National Market for each of the twenty (20) trading days ending three trading days prior to the Closing Date (the "Closing Average"). The Class B Share Consideration will be distributed to the Holders according to the percentage of Class B Common owned by each Holder as set forth on Schedule 3.2(a) (with respect to each Holder, such Holder's "Class B Percentage Interest"). Notwithstanding anything to the contrary in this Section 3.2(a)(i), if the Closing Average is less than $3.00 per share, either AVT or the Holders may elect to reduce the Class B Closing Shares Value by an amount mutually agreed to by AVT and the Holders, negotiating in good faith, and to increase the Class B Cash Consideration (as defined below) payable on the Cash Installment Date (as defined below) by the amount of such reduction; provided, however, that in no event shall the Class B Cash Consideration and the Class A Cash Consideration (as defined below) together constitute more than sixty percent (60%) of the total consideration paid on the Closing Date.

          (ii)  Class B Cash Consideration. On the Closing Date, AVT shall pay
                ---------------------------
to the Holders an aggregate amount equal to $6,030,086 (the "Class B Cash Consideration"), $355,834 of which (the "Class B Cash Escrow Amount") will be deposited with Mellon Investor Services LLC as Escrow Agent (the "Escrow Agent") into an interest-bearing escrow and disbursed to the Holders or returned to AVT in accordance with the terms of an escrow agreement substantially in the form of Exhibit B hereto (the "Escrow Agreement") and the balance of which will be paid
---------
to the Holders by wire transfer of immediately available funds. The Class B Cash Consideration will be distributed to each Holder according to such Holder's Class B Percentage Interest. Wire transfers of funds will be to the Holders' accounts as specified in notices given to AVT at least 24 hours before the Closing Date.

     (b)  Class A Common Merger Consideration. In exchange for all the
          ------------------------------------
outstanding shares of Class A Common, AVT shall pay a portion of the Merger Consideration to the Holder of the Class A Common (the "Class A Holder") as follows:

          (i)   Class A Share Consideration. On the Closing Date, AVT shall
                ----------------------------
issue to the Class A Holder that number of shares of AVT Common Stock (the "Class A Closing Shares" and, together with the Class B Closing Shares, the "Closing Shares") equal to $3,297,056 (the "Class A Closing Shares Value") divided by the Closing Average (the "Class A Share Consideration"). Notwithstanding anything to the contrary in this Section

3.2(b)(i), if the Closing Average is less than $3.00 per share, either AVT or the Class A Holder may elect to reduce the Class A Closing Shares Value by an amount mutually agreed to by AVT and the Class A Holder, negotiating in good faith, and to increase the Class A Cash Consideration (as defined below) payable on the Closing Date by the amount of such reduction; provided, however, that in no event shall the Class A Cash Consideration and the Class B Cash Consideration together constitute more the sixty percent (60%) of the total consideration paid on the Closing Date.

          (ii)  Class A Cash Consideration. On the Closing Date, AVT shall pay
                ---------------------------
to the Class A Holder an aggregate amount equal to $1,750,000 (the "Class A Cash Consideration"), $106,667 of which (the "Class A Cash Escrow Amount" and, together with the Class B Escrow Amount and the Escrow Shares (as defined below), the "Escrow Amount") will be deposited with the Escrow Agent into an interest-bearing escrow and disbursed to the Class A Holder or returned to AVT in accordance with the terms of the Escrow Agreement and the balance of which will be paid to the Class A Holder by wire transfer of immediately available funds. Wire transfers of funds will be to the Class A Holder's account as specified in a notice given to AVT at least 24 hours before the Closing Date.

     (c)  Additional Consideration. AVT shall pay to the Class A Holder the
          -------------------------
additional consideration, if any, payable to him pursuant to Section 3.3 hereof (the "Additional Consideration").

     (d)  Adjustment for Liabilities. The Company has delivered to AVT  a pro
          ---------------------------
forma balance sheet for the Company as of the Closing Date (the "Closing Balance Sheet") which is attached hereto as Schedule 3.2(d). The Closing Balance Sheet has been prepared by Company from the books and records of the Company on a basis consistent with prior accounting periods and fairly presents the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The parties hereby agree that the Company Liability (as defined below) reflected on the Closing Balance Sheet is $973,869. "Company Liability" shall mean any long-term liability, notes payable, loans, lease obligations or other debt of the Company (including any indebtedness of the Company to AVT) and fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Transaction Documents (including legal and accounting fees and expenses and finder's or broker's fees). AVT shall have the right to have the Closing Balance Sheet audited by Arthur Andersen LLP or such other accounting firm as may be selected by AVT (the "Audited Balance Sheet"). Changes to the Closing Balance Sheet may be made in such audit to the extent necessary (a) to conform the Closing Balance Sheet to generally accepted accounting principles, and (b) to correct factual or computational errors in the Closing Balance Sheet. Such audit, if any, must be completed no later than 90 days after the Closing Date. If the dollar amount of the Company Liability presented in the Audited Balance Sheet is greater than the dollar amount of the Company Liability reflected in the Closing Balance Sheet, then the Merger Consideration shall be decreased dollar for dollar by the amount of excess Company Liability reflected in the Audited Balance Sheet.

     (e)  Escrow Shares. At the Effective Time, the Holders will be deemed to
          --------------
have received and deposited with the Escrow Agent (i) five percent (5%) of the Class B Share Consideration (the "Class B Escrow Shares") and (ii) five percent (5%) of the Class A Share Consideration (the "Class A Escrow Shares" and, together with the Class B Escrow Shares, the "Escrow Shares"), without any act of either Holder. The Class B Escrow Shares shall be allocated between the Holders according to each Holders' Class B Percentage Interest. As soon as practicable after the Effective Time, the Escrow Shares, without any act of either Holder, will be deposited with the Escrow Agent, such deposit to constitute a portion of the Escrow Amount to be governed by the terms set forth in the Escrow Agreement.

3.3  Additional Consideration

     Additional consideration of up to an aggregate value of $6,848,487 will be paid by AVT to the Class A Holder as follows:

          (a)  Annual Guaranteed Payments. Additional consideration of $978,355
               ---------------------------
(the "Annual Guaranteed Payments") will be paid by AVT to the Class A Holder within 30 days after the end of each of the years ending December 31, 2001, 2002 and 2003 (each a "Guaranteed Payment Date") except in the event of the Class A Holder's death or total disability (as defined below), in which case the requirements of Section 3.3(e) shall govern. The Annual Guaranteed Payments with respect to each Guaranteed Payment Date (each, an "Annual Guaranteed Payment") will be payable 50% in cash and 50% by issuing that number of whole shares of AVT Common Stock (the "Guaranteed Payment Shares") equal to 50% of such Annual Guaranteed Payment divided by the average closing price of AVT Common Stock (as reported by Nasdaq) for a period of 20 trading days ending on the applicable Guaranteed Payment Date or, if such Guaranteed Payment Date is not a trading day, the last trading day prior to such Guaranteed Payment Date (the "Guaranteed Payment Closing Average"). Notwithstanding anything to the contrary in this
Section 3.3(a), in no event shall the Class A Holder receive more than 100,000 Guaranteed Payment Shares on any Guaranteed Payment Date. In the event that the value of 100,000 Guaranteed Payment Shares issued on a Guaranteed Payment Date is not equal to the value of 50% of the Annual Guaranteed Payment on such Guaranteed Payment Date, AVT shall make up the difference in value (the "Difference in Value") on subsequent Guaranteed Payment Dates, if any, by issuing up to the number of shares of AVT Common Stock equal to the Difference in Value divided by the Guaranteed Payment Closing Average applicable to such subsequent Guaranteed Payment Date, provided that in no event shall the Class A Holder be entitled to receive more than 100,000 shares of AVT Common Stock under this Section 3.3(a) on any Guaranteed Payment Date. AVT shall reduce the cash portion of the applicable Annual Guaranteed Payment so that such payment shall not, when taken together with the Class A Cash Consideration, the Class B Cash Consideration and the cash paid or payable as of such

Guaranteed Payment Date under this Section 3.3, constitute more the sixty percent (60%) of the Merger Consideration.

          (b)  Annual Performance Earn-Out. Additional consideration of up to
               ----------------------------
$1,304,474 (the "Annual Performance Earn-Out") will paid by AVT to the Class A Holder based on the achievement of specific business objectives, either by the Class A Holder, AVT or both ("Objectives") for the years ending December 31, 2001, 2002 and 2003 (each, a "Period"). With respect to the Period ending December 31, 2001, the Objectives are to be negotiated in good faith within 60 days of the Closing Date. The Objectives for the Periods ending December 31, 2002 and 2003 shall be negotiated in good faith by AVT and the Class A Holder within 60 days after the end of the preceding Period. The portion of the Annual Performance Earn-Out, if any, earned with respect to each Period (each, a "Performance Earn-Out Payment") will be payable within 30 days after the end of the applicable Period. Each Performance Earn-Out Payment, if any, will be payable 50% in cash and 50% by issuing that number of whole shares of AVT Common Stock (the "Performance Earn-Out Shares" and, together with the Guaranteed Earn-Out Shares, the "Earn-Out Shares") equal to 50% of the applicable Performance Earn-Out Payment divided by the average closing price of AVT Common Stock (as reported by Nasdaq) for a period of 20 trading days ending on the last trading day of the applicable Period (the "Performance Earn-Out Closing Average"). Notwithstanding anything to the contrary in this Section 3.3(b), in no event shall the Class A Holder receive more than 133,333 Performance Earnout Shares for any Period. AVT shall reduce the cash portion of the applicable Annual Guaranteed Payment so that such payment shall not, when taken together with the Class A Cash Consideration, the Class B Cash Consideration and the cash paid or payable as of the end of the applicable Period under this Section 3.3, constitute more the sixty percent (60%) of the Merger Consideration.

          (c)  Dispute Resolution. If AVT and the Class Holder are unable to
               -------------------
reach agreement with respect to the Objectives for any Period, the matter shall be settled by binding arbitration in Seattle, Washington in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed
             ---------
upon by AVT and the Class A Holder or chosen in accordance with the AAA Rules. The final decision of the arbitrator shall be furnished to AVT and the Class A Holder in writing and shall constitute the conclusive determination of the issue in question binding upon AVT and the Class A Holder and shall not be contested by either of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' decision. All fees and expenses of the arbitrator shall be paid in accordance with the determination of the arbitrator.

          (d)  Tax Treatment; Withholding. To the extent that any portion of the
               ---------------------------
Additional Consideration may be treated as compensation for services under
Section 61(a) of the Code, AVT will be entitled to deduct and withhold from the Additional Consideration such amounts as AVT may be required to deduct and withhold with respect to the making of such payments under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this

Agreement as having been paid to the Class A Holder in respect of whom such deduction and withholding were made by AVT.

          (e)  Insurance. In the event of the Class A Holder's death or total
               ----------
disability (as defined below) on or prior to a Guaranteed Payment Date, the Class A Holder shall not be entitled to any payments under Section 3.3(a) unless and until: (i) the Class A Holder has obtained a life insurance policy on the Class A Holder's life (with AVT as the named beneficiary) in the amount of $3.5 million dollars, such policy to be for a term of no less than three years from the date hereof, and (ii) AVT has obtained disability insurance (with AVT as the named beneficiary) that is payable in the event of the Class A Holder's total disability (as defined below), provided that AVT shall make a good faith effort to obtain such insurance on terms reasonably acceptable to AVT. The term "total disability" shall have the meaning assigned to such term in the Employment Agreement.

3.4  No Fractional Shares

     No certificates or scrip representing fractional shares of AVT Common Stock shall be issued by virtue of the Merger. In lieu thereof, the parties agree that fractional shares shall be rounded to the nearest whole share (with .5 being rounded up to the nearest whole share).

                 ARTICLE IV - REPRESENTATIONS AND WARRANTIES
                        OF THE COMPANY AND THE HOLDERS

     The Company and the Holders jointly and severally represent and warrant to AVT, which representations and warranties will survive the Closing to the extent provided herein, as follows in this Article IV, except as set forth on a Schedule referencing the applicable section of this Article including in the Company Disclosure Memorandum attached hereto as Exhibit D.
                                                 ---------

4.1  Holder Matters

     (a)  Good Title. Each Holder represents with respect to himself only that
          -----------
he owns, beneficially and of record, the shares of common stock of the Company listed opposite his name on Schedule 4.1(a). Such Company Shares are owned free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

     (b)  Authority. Such Holder has all requisite power, right and authority to
          ----------
enter into this Agreement and the other agreements to be entered into pursuant hereto (together with the Agreement, the "Transaction Documents"), to consummate the transactions contemplated hereby and thereby, and to sell and transfer such Company Shares without the consent or approval of any other person, corporation, partnership, joint venture, association, organization, other entity or government or regulatory authority ("Person"). Such Holder has taken, or will take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents.

     (c)  Enforceability. This Agreement has been, and the other Transaction
          ---------------
Documents to which such Holder is a party on the Closing will be, duly executed and delivered by such Holder, and this Agreement is, and each of the other Transaction Documents to which such Holder is a party on the Closing will be, the legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms.

     (d)  No Approvals or Notices Required; No Conflicts. The execution,
          -----------------------------------------------
delivery and performance of this Agreement and the other Transaction Documents by such Holder, and the consummation of the transactions contemplated hereby and thereby, will not (i) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to such Holder, (ii) require any consent, approval or authorization of, or declaration, filing or registration with, any Person other than compliance with applicable securities laws, (iii) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, or (iv) result in the creation of any lien or encumbrance upon the assets of such Holder, or upon any Company Shares or other securities of the Company.

     (e)  Securities Law Representations and Warranties. Such Holder has been
          ----------------------------------------------
advised that the Closing Shares to be issued to such Holder and, with respect to the Class A Holder, the Earn-Out Shares (together, the "Shares") are not being registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws, but are being issued pursuant to exemptions from such laws, and that AVT's reliance upon such exemptions is predicated in part on such Holder's representations and warranties contained herein.

          (i)   Purchase Entirely for Own Account. The Shares will be acquired
                ----------------------------------
for investment for such Holder's own account, not as a nominee or agent, and not with a view to distributing all or any part thereof; such Holder has no present intention of selling, granting any participation in or otherwise distributing any of the Shares in a manner contrary to the Act or any applicable state securities law, and such Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

          (ii)  Access to Information. Such Holder believes he has been given
                ----------------------
access to full and complete information regarding AVT, including, in particular, the current financial condition of AVT and the risks associated therewith, and has utilized such access to his satisfaction for the purpose of obtaining information about AVT; particularly, such Holder has been given reasonable opportunity to ask questions of, and receive answers from, AVT concerning the business, properties, prospects and financial condition of AVT and to obtain any additional information, to the extent reasonably available, necessary to verify the accuracy of information provided to such Holder about AVT. No such investigation, however, shall limit or qualify the representations and warranties of AVT in this Agreement.

          (iii)  Sophistication. Such Holder, either alone or with the
                 ---------------
assistance of his professional advisor, is a sophisticated investor, is able to fend for himself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in AVT.

          (iv)   Suitability. The investment in the Shares is suitable for such
                 ------------
Holder based upon his investment objectives and financial needs, and such Holder has adequate net worth and means for providing for his current financial needs and contingencies and has no need for liquidity of investment with respect to the Shares. Such Holder's overall commitment to investments that are not readily marketable is not disproportionate to his net worth, and an investment in the Shares will not cause such overall commitment to become excessive.

          (v)    Restricted Securities. Such Holder realizes that the Shares
                 ----------------------
have not been registered under the Act, are characterized under the Act as "restricted securities" and, therefore, cannot be sold or transferred unless they are subsequently registered under the Act or an exemption from such registration is available. Holder further realizes that a person who wishes to sell restricted securities under Rule 144 of the Act must have beneficially owned the restricted securities for at least one year. If Holder is not a control person at the time of the sale, or during the preceding three months, and has owned such restricted securities for at least two years prior to their sale then, with certain qualifications, Holder may be able to sell such securities free of all Rule 144 limitations under Rule 144(k).

          (vi)   Residency. Such Holder is a bona fide resident of, or is
                 ----------
domiciled in, the state identified in his address as set forth on Schedule 4.1(e)(vi).

          (vii)  Legends. Such Holder understands that the certificates
                 --------
evidencing the Shares will bear a legend substantially as follows:

     The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or applicable state securities laws, and no interest may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving said securities, (b) this corporation receives an opinion of legal counsel for the holder of these securities satisfactory to this corporation stating that such transaction is exempt from registration, or (c) this corporation otherwise satisfies itself that such transaction is exempt from registration.

          (viii)  Accreditation.  Such Holder is familiar with the term
                  --------------
"accredited investor" and its use in connection with private placements of securities under applicable securities laws. Except as set forth on Schedule 4.1(e)(viii), such Holder is an accredited investor as such term is defined in Rule 501(a) under the Act and as defined pursuant to the provisions of applicable state securities laws providing for an exemption from registration or qualification of the issuance of the Shares.


4.2  Company Organization, Good Standing, Power, Etc.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland, and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company's business, assets, operations, prospects or condition (financial or other) (a "Company Material Adverse Effect"). The Company has full corporate power and authority to enter into this Agreement and the other Transaction Documents to be entered into pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each of the other Transaction Documents to be delivered on the Closing will be, duly executed and delivered by the Company, and this Agreement is, and each of such other Transaction Documents to which the Company is a party will be on the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and general equitable principles, including, but not limited to, those relating to the availability of the remedy of specific performance.

4.3  Capitalization

     The Company's authorized capital stock consists of 5,000 shares of common stock, without par value, of which (a) 2,000 shares are designated as Class A Common, of which 50 shares are issued and outstanding and (b) 3000 shares are designated as Class B Common, of which 61 shares are issued and outstanding.
The Holders are the record and beneficial owners of all of issued and outstanding Company Shares in the amounts set forth on Schedule 4.1(a). All outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal, state, and foreign securities laws. There are no outstanding options, warrants, rights or agreements of any character that obligate the Company to issue any additional shares of any of its capital stock or any securities convertible into any shares of any such capital stock. There are no voting trusts or other agreements or understandings to which the Company or the Holders are a party or by which the Company or the Holders are bound.

4.4  Subsidiaries and Affiliates

     The Company does not hold, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, limited liability company, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

4.5  No Approvals or Notices Required; No Conflicts With Instruments

     The execution, delivery and performance of this Agreement and the other Transaction Documents entered into by the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a material violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Company (b) except as set forth on Schedule 4.10, require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except for compliance with applicable securities laws (the consent of all such Persons to be duly obtained by the Company at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which its assets are subject that would have a Company Material Adverse Effect, (d) result in the creation of any material lien or encumbrance on the Company's assets or on the Company Shares, (e) conflict with or result in a breach of or constitute a default under any provision of the Company's Articles of Incorporation or Bylaws, or (f) invalidate or adversely affect any material permit, license, authorization or status used in the conduct of the Company's business.

4.6  Financial Statements; Obligations

     The Company has delivered to AVT (a) unaudited balance sheets and statements of operations and stockholders' equity of the Company at and for the fiscal years ended December 31, 1998 and December 31, 1999, (b) unaudited balance sheets and unaudited statements of operations and stockholders' equity of the Company at and for the following periods: March 31, 2000, June 30, 2000 and September 30, 2000 and (c) an unaudited balance sheet as of November 30, 2000 (the "November Balance Sheet"). All the foregoing financial statements (including the notes thereto) are referred to as the "Company Financial Statements." The Company Financial Statements have been prepared on a basis consistent with prior accounting periods and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The Company has no material liabilities or obligations of any nature (absolute, accrued or contingent) that are not fully reflected or reserved against in the November Balance Sheet except
(i) liabilities or obligations incurred since the date of the November Balance Sheet in the ordinary course of business and consistent with past practice or
(ii) as
specifically set forth on Schedule 4.6. The Company maintains standard systems of accounting that are adequate for its business. Except as disclosed on
Schedule 4.6, the Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. Schedule 4.6 sets forth all promissory notes, loans, lines of credits or similar obligations pursuant to which the Company is an obligor, together with all the amounts owed by the Company under such obligations, as of the date hereof. Schedule 4.6 sets forth all indebtedness and other obligations of the Holders relating to the Company, together with all the amounts owed by the Holders in respect thereof, as of the date hereof.

4.7  Absence of Certain Changes or Events

     Except as specifically contemplated by this Agreement, since the date of the November Balance Sheet neither the Company nor any of its officers or directors in their representative capacity on behalf of the Company have:

          (a) received oral or written notice that there has been, will be or may be a loss of, or contract cancellation by, any current customer, supplier or licenser of the Company, which loss or cancellation would result in lost annual revenues to the Company of at least $25,000, or formed the basis for any belief that there may be such a loss or cancellation;

          (b) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business, including any commitments to pay any bonuses in connection with the transactions contemplated by this Agreement;

          (c) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any stockholder, officer, director or employee of the Company);

          (d) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees, or consultants or any increase in the compensation payable or to become payable to any director, officer, employee or consultant;

          (d) suffered any material adverse change in its working capital, assets, liabilities (whether absolute, accrued, contingent or otherwise), earnings or reserves or in its business, business prospects, operations or financial condition;

          (e) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (whether absolute, accrued, contingent or otherwise), or incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that exceed in the aggregate $10,000 (including obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), except liabilities and obligations incurred in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

          (f) paid, discharged or satisfied any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the November Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the November Balance Sheet;

          (g) permitted or allowed any of its property or assets (whether real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except for
(i) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (ii) assessments for current taxes not yet due and payable, (iii) landlord's liens for rental payments and other lease-related performance incurred in the ordinary course of business and not yet due and payable, and (iv) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that is in the aggregate less than $1,000, was incurred in the ordinary course of business and is not yet due and payable;

          (h) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs that are in the aggregate less than $10,000, and were incurred in the ordinary course of business and consistent with past practice;

          (i) sold, transferred or otherwise disposed of any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

          (j) disposed of or permitted to lapse any rights to the use of any material trademark, trade name, patent or copyright, or disposed of or disclosed to any Person other than representatives of AVT any material trade secret, formula, process or know-how not theretofore a matter of public knowledge;

          (k) made any single capital expenditure or commitment in excess of $5,000 or made aggregate capital expenditures or commitments in excess of $10,000 for additions to property, plant, equipment or intangible capital assets, relating to either purchased or leased assets;

          (l) made any change in any method of accounting or accounting practice or internal control procedure;

          (m) issued any capital stock, other securities or options, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any Company Shares or other securities of the Company, or otherwise permitted the withdrawal by the Holders of any cash or other assets (whether real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

          (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any stockholder or any of its officers, directors, or employees or any affiliate of any stockholder or any of its officers, directors, or employees other than ordinary compensation payments in accordance with past practice;

          (o) received notice of, or otherwise obtained knowledge of: (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against the Company or any employee of the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any valid basis for any claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty adverse to the Company or any officer or director of the Company before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any officer, director or employee of the Company is a party that relate directly to the transactions contemplated herein or that would have any Company Material Adverse Effect;

          (p) entered into or agreed to any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company to a third party or any amendment or change to any existing license or other agreement relating to intellectual property;

          (q) incurred, assumed or guaranteed any indebtedness for borrowed money other than in the ordinary and usual course of business, consistent with past practice, and in amounts and on terms consistent with past practice;

          (s) received notice of, or otherwise obtained knowledge of, any other event or facts that could result in a material adverse change in the business, assets, operations, prospects or condition (financial or other) of the Company; or

          (t) agreed, whether in writing or otherwise, to take any action described in this Section 4.7.

4.8  Taxes

     (a) The Company has duly and timely filed, including valid extensions, with the appropriate governmental agencies (domestic and foreign) all Tax Returns (as defined in

Section 4.8(m) hereof) for all Taxes (as defined in Section 4.8(l) hereof) required to have been filed by it with respect to the Company and its business, which Tax Returns are true, correct and complete. The Company has paid in full or provided for all Taxes, whether or not reflected on any Tax Return, that are due or claimed to be due by any governmental agency.

     (b) The Company and the Holders represent and warrant that (i) no unresolved claim for assessment or collection of Taxes has been asserted or, to their knowledge, threatened against the Company, and no audit or investigation by any governmental authority is under way with respect to Taxes, interest or other governmental charges; (ii) to their knowledge, no circumstances exist or have existed that would constitute grounds for assessment against the Company of any Tax liability with respect to any period for which Tax Returns have been filed; (iii) the Company has not filed or entered into, nor has the Company been requested to file or enter into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations; (iv) any Taxes incurred by the Company or accrued by it since the date of the November Balance Sheet have arisen in the ordinary course of business and consistent with past practice; (v) the Company has not filed any consent to the application of
Section 341(f)(2) of the Code, as amended to any assets held, acquired or to be acquired by it; (vi) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; and no amounts have been or would be required to be withheld with respect to the lapse of restrictions on the Company Shares; (vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company that could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; (viii) any adjustment of Taxes of the Company made by the Internal Revenue Service (the "IRS") in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid; and (ix) the Tax Returns of the Company do not contain a disclosure under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law); or (x) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has notice that a governmental authority has proposed any such adjustment or change in accounting method.

     (c) There are no Tax liens on any property or assets of the Company other than liens for current Taxes not yet payable.

     (d) No claim has been made by an authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

     (e) The Company has not made any payment or payments, is not obligated to make any payment or payments, and is not a party to (or participating employer in) any agreement or Employee Benefit Plan (as defined in Section 4.15) that could obligate it, the Surviving Corporation or AVT to make any payment or payments that constitute or will constitute an "excess parachute payment" as defined in
Section 280G of the Code (or any similar provisions of state, local or foreign law) or that will otherwise not be deductible under Section 162(m) or Section 404 of the Code.

     (f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2)(i) of the Code.

     (g)  The Company is not a party to any Tax allocation or sharing agreement.

     (h) The Company (i) is not and has not been a member of an affiliated group filing a consolidated income Tax Return and (ii) does not have any liability for Taxes of any person under Treasury Regulations (S) 1.1502-6 (or any similar provision of state, local or foreign law) as a transferor or successor by contract or otherwise.

     (i) There has been no ownership change, as defined in Section 382(g) of the Code (or any comparable provision of state, local or foreign law), with respect to the Company during or after any taxable period in which the Company incurred a net operating loss. Schedule 4.8(i) sets forth the amount of any net operating loss, net capital loss, net-unrealized built-in loss (as defined under Section 382 of the Code), unused investment or other credit, unused foreign tax or excess charitable contribution allocable to the Company.

     (j)  The Company has never claimed or had in effect a valid election under
Section 1362(a) of the Code to be treated as an S corporation within the meaning of Section 1361(a) of the Code (and any corresponding provisions of all applicable state and local income tax laws). Neither the Company nor the Holders has taken action or failed to take action that could result in the inaccuracy of the immediately preceding sentence.

     (k) The Company does not have any unpaid liability for Taxes under Sections 1363(d), 1374, or 1375 of the Code (or any successor or predecessor provision) or any similar provision of state or local law for any period on or prior to or including the Closing Date.

     (l) "Taxes" shall mean (A) all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and other assessments, including any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and "Tax" means any of the foregoing Taxes.

     (m) "Tax Returns" means any return, declaration, report, claim for refund, information return, statement or other similar document, including any schedule or attachment thereto, and including any amendment thereof required to be filed with respect to Taxes.

4.9  Property

     (a) Schedule 4.9(a) contains a complete and accurate list of all real property that the Company leases, rents or uses (the "Real Property"). The Company owns no real property other than the leasehold interests described on
Schedule 4.9. The Company has delivered to AVT true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property.

     (b) The Company's leasehold interest in each parcel of Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, conditional sales agreements, charges, encumbrances and other adverse claims or interests of any kind (each an "Encumbrance"). Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and, to the knowledge of the Company and the Holders, against all other Persons with an interest in such Real Property; the Company has performed all material obligations imposed on it thereunder; and neither the Company nor, the knowledge of the Company and the Holders, any other party thereto is in default thereunder nor is there any event that with the giving of notice or lapse of time, or both, would constitute a default thereunder. Except as set forth on Schedule 4.9(b), no consent is required from any Person under any lease of the Real Property in connection with the consummation of the transactions contemplated hereby, and the Company has not received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

     (c) Schedule 4.9(c) contains a complete and accurate list of each item of personal property having a value in excess of $1,000 that is owned, leased, rented or used by the Company (the "Personal Property"), provided that such list need not describe the Technology or the IP Rights (as defined in Sections 4.16(b) and 4.16(e), respectively). The Company has delivered to AVT true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Personal Property. The Real Property and the Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $1,000 and intellectual property listed or described in Section 4.16) reflected in the November Balance Sheet and all properties and assets purchased by the Company since the date of the November Balance Sheet (except for such properties or assets sold since the date of the November Balance Sheet in the ordinary course of business and consistent with past practice). The Real Property and the Personal Property include all property used in the Company's business as presently conducted; provided, however, that for the Personal Property, this representation is only made with respect to property having an individual value in excess of $1,000.

     (d) The plants, structures and Personal Property are in good operating condition and repair (at a level consistent with industry standards, normal wear and tear excepted), are adequate for the uses to which they are being put and comply with material applicable safety and other laws and regulations.

     (e)  Except for (i) assessments for current Taxes not yet due and payable,
(ii) landlord's liens for rental payments and other lease-related performance in respect of the Real Property incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that is in the aggregate less than $1,000, was incurred in the ordinary course of business and is not yet due and payable, the Personal Property is free and clear of all Encumbrances, and, other than leased Personal Property as noted on Schedule 4.9(e), the Company owns such Personal Property.

     (f) Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed all material obligations imposed on it thereunder and neither the Company nor, the knowledge of the Company and the Holders, any other party thereto is in default thereunder, nor is there any event that with the giving of notice or lapse of time, or both, would constitute a default thereunder. No consent is required from the owner or lessor under any lease of Personal Property in connection with the consummation of the transactions contemplated hereby, and the Company has not received notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Company has not granted any leases, subleases, tenancies or licenses of any portion of the Personal Property.

     (g) Neither the whole nor any portion of the leaseholds or any other assets or property of the Company is subject to any currently outstanding governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, the knowledge of the Company and the Holders, has any such condemnation, expropriation or taking been proposed.

4.10 Contracts

     Schedule 4.10 contains a complete and accurate list of all material contracts, oral or written, to which the Company is a party or by which the Company is bound, including, without limitation, security agreements, license agreements, credit agreements, instruments relating to the borrowing of money, purchase contracts, sale contracts and broker or distributorship agreements; provided, however, that Schedule 4.10 need not include purchase orders received by the Company from its customers or issued by the Company to its suppliers and vendors in the ordinary course of business involving less than $10,000. Except as set forth on Schedule 4.10, all contracts set forth in such Schedule are valid, binding and enforceable in accordance with their terms against each party thereto and are in full force and effect; the Company has performed all material obligations imposed on it thereunder; and neither the Company nor, to the knowledge of the Company or the Holders, any other party thereto is in default thereunder, nor is there any event that with the giving of notice or lapse of time, or both, would constitute a default thereunder. True and complete copies of each such contract or, in the case of oral contacts, written summaries thereof, have been delivered to AVT. Except as set forth on Schedule 4.10, the Company does not have, is not a party to nor is it bound by:

          (a)  any collective bargaining agreements,

          (b) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

          (c) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

          (d) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company,

          (e) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

          (f)  any fidelity or surety bond or completion bond,

          (g) any lease of personal property having a value individually in excess of $10,000,

          (h)  any agreement of indemnification or guaranty,

          (i) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business anywhere in the world or to compete with any person,

          (j) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000,

          (k) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

          (l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (h) hereof,

          (m) any purchase order or contract for the purchase of raw materials involving $10,000 or more,

          (n)  any construction contracts,

          (o)  any distribution, joint marketing or development agreement,

          (p) any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code,

          (q) any noncompetition or nonsolicitation agreement with any employee or other third party, or

          (r) any other agreement, contract or commitment that involves $25,000 or more or is not cancelable without penalty within thirty (30) days.

      Except as set forth on Schedule 4.10, no consent is required from any Person under any contract, agreement, arrangement or understanding set forth on
Schedule 4.10 in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice, and is not otherwise aware, that any party to any such contract, agreement, arrangement or understanding intends to cancel, terminate or refuse to renew such contract, agreement, arrangement or understanding or to exercise or decline to exercise any option or right thereunder.

4.11  Customers and Suppliers

      Schedule 4.11 sets forth (a) a list of the Company's customers which accounted for, directly or indirectly, 2% or more of the Company's sales during the fiscal year ended December 31, 1999 and the eleven months ended November 30, 2000, showing the approximate total sales by the Company to each such customer during such periods, and (b) a current list of the Company's suppliers from whom the Company purchased more than 5% of its goods and services during the fiscal year ended December 31, 1999 and the eleven months ended November 30, 2000. The Company has no basis to expect any material modification to its relationship with any customer or supplier listed on Schedule 4.11.

4.12  Orders, Commitments and Returns

      The Company's total backlog of orders (including all accepted and unfulfilled sales orders) as of the date hereof was not materially less than the amount set forth on Schedule 4.12, and the aggregate of all purchase orders issued by the Company (which include all contracts or commitments for the purchase by the Company of materials or other supplies) at such date was not substantially more than the amount set forth on Schedule 4.12. All such sales and purchase commitments were made in the ordinary course of business.

      Schedule 4.12 sets forth the Company's warranties currently made with respect to its business, products and services, and current policies with respect to returns of products in the course of the Company's conduct of the business. As of the date hereof, there are no outstanding claims against the Company to return in excess of an aggregate of $10,000 of merchandise by reason of alleged overshipments, defective merchandise, missed delivery dates, incorrect quantities or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

4.13  Claims and Legal Proceedings

      There are no pending claims, actions, suits, arbitrations, proceedings or investigations involving or, to the knowledge of the Company and the Holders, threatened against, the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the knowledge of the Company and the Holders, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation materially adverse to the Company's business, business prospects, assets, operations or condition (financial or other) before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party that involve the transactions contemplated hereby or that would have a Company Material Adverse Effect.

4.14  Labor Matters

      There are no labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of the Company and the Holders, threatened involving the Company or any of its present or former employees. The Company has complied with all material provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice and has no material liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company and the Holders, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other material labor difficulty. No collective bargaining agreement is binding on the Company. The Holders and the Company have no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company, and the Company has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization. Each current and former employee who was employed by the Company at any time during the four year preceding the Closing Date, officer of, and consultant to, the Company has executed a nondisclosure agreement in the form provided to AVT. To the knowledge of the Company and the Holders, no employee (or person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party.

4.15  Employee Benefit Plans

      (a) As used in this Agreement, the following terms shall have the following meanings:

          (i) "COBRA" means the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (as set forth in Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code).

          (ii)   "DOL" means the United States Department of Labor.

          (iii) "Employee Benefit Plan" means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (A) sponsored, maintained or contributed to by the Company or to which the Company is a party, (B) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (C) with respect to which the Company has (or could have) any obligation or liability.

          (iv) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (v) "HIPAA" means the Health Insurance Portability and Accountability Act of 1997, as amended.

     (b) Schedule 4.15 contains a complete and accurate list of all Employee Benefit Plans. The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by the Company or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Company Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty and without material liability or expense. None of the rights of the Company under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

     (c) The Company has delivered to AVT true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (i) the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (ii) all summary plan descriptions, summaries of material modifications and all employee manuals or communications filed or distributed with respect to such Employee Benefit Plan during the last three years; (iii) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (iv) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (v) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company since the date of the most recently completed and filed annual report; (vi) all correspondence to or from any governmental entity or agency relating to such Employee Benefit Plan; (vii) samples of all administrative forms currently in use, including, without limitation, all COBRA and HIPAA forms and notices; (viii) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years; and (ix) the most recent registration statement, annual report (Form 11-K) and prospectus prepared in connection with such Employee Benefit Plan.

     (d) With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA, COBRA, HIPAA and the Code; (ii) the Company and all other Persons (including, without limitation, all fiduciaries) have, at all times, properly performed all of their duties and obligations under or with respect to such Employee Benefit Plan (whether such duties and obligations arise by operation of law or by contract), including, without limitation, all reporting, disclosure and notification obligations; (iii) all Returns and other information relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately completed and timely and properly filed; (iv) all notices, statements, reports and other disclosure required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately completed and timely and properly disclosed or provided; (v) neither the Company nor any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (vi) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under
Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (vii) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company, the Surviving Corporation or AVT could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

     (e)  Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan either (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan's qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, or (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to apply to the IRS for such a letter and to make any amendments necessary to obtain such a letter from the IRS. No fact exists or is reasonably expected by the Company or either of the Sellers to arise, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust. No such Employee Benefit Plan is a "top-heavy plan," as defined in Section 416 of the Code.

     (f) All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the November Balance Sheet. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.

     (g) The Company is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of
Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(o) of the Code.

     (h) The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), (i) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, (iii) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

     (i) Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than (i) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (ii) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (iii) deferred compensation that is accrued as a current liability on the November Balance Sheet.

     (j) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or either of the Holders, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the knowledge of the Company or either of the Holders, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other governmental entity or agency, and, to the knowledge of the Company and each of the Holders, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

     (k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, the Surviving Corporation, AVT or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual,
(iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (iv) require the Company, the Surviving Corporation or AVT to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

4.16  Intellectual Property

      (a)  General.  The Company owns or is licensed and has all rights in and
           --------
to the following as required to conduct its business as now conducted and as proposed to be conducted: (i) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, software, "look and feel," development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, or during the two years prior to the date of this Agreement have been, or currently are proposed to be, developed, produced, used, marketed or sold by the Company (collectively, the "Technology-Related Assets"); and (ii) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

     (b)  Company Technology.  Schedule 4.16(b) sets forth a list of all
          -------------------
products and tools developed, produced, used, marketed or sold by the Company during the two years prior to the date of this Agreement, together with all prior versions, predecessors or precursors to such products or tools (collectively, the "Products"). Except for the Third Party Technologies (as defined in Section 4.16(c)), the Company owns all right, title and interest in and to the following (collectively, the "Technology"), free and clear of all
Encumbrances: (i) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (ii) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (i) above; (iii) any and all technology and work in progress related to the items set forth in clauses (i) and (ii) above; and (iv) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (i), (ii), and (iii) above. The Technology, excluding the Third Party Technologies (as defined below), is sometimes referred to herein as the "Company Technology."

     (c)  Third Party Technology.  Schedule 4.16(c) sets forth a list of all
          -----------------------
Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company, or intended or necessary for use with the Company Technology) the Third Party Technologies (the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. The Company has the lawful right to use (free of any material restriction not expressly set forth in the Third Party Licenses) (i) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology and (ii) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted in any written materials furnished by the Company to AVT. All

Third Party Licenses are valid, binding and in full force and effect, the Company and, to the knowledge of the Company and the Holders, each other party thereto have performed in all material respects their obligations thereunder, and neither the Company nor, to the knowledge of the Company and the Holders, any other party thereto is in default thereunder, nor to the knowledge of the Company and the Holders has there occurred any event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of the Company or, to the knowledge of the Company and the Holders, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Third Party License or to exercise or decline to exercise any option or right thereunder.

     (d)  Trademarks.  Schedule 4.16(d) sets forth a list of all trademarks,
          -----------
trade names, brand names, service marks, logos or other identifiers for the Products or otherwise used by the Company in its business (the "Marks"). The Company has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in connection with the Products or otherwise in the Company's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

     (e)  Intellectual Property Rights. Schedule 4.16(e) sets forth all patents,
          -----------------------------
patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP Registrations") associated with the Company Technology and the Marks. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology and the Marks (collectively, the "IP Rights").

     (f)  Maintenance of Rights.  The Company has not conducted its business,
          ----------------------
and has not used or enforced (or, to the knowledge of the Company or the Holders, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and the Company has not taken (or, to the knowledge of the Company and the Holders, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Company Material Adverse Effect. Except as set forth in Schedule 4.16(f), the Company has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. To the best of the Company's knowledge, except pursuant to reasonably prudent safeguards,
(i) no third party has received any confidential information relating to the Technology or the IP Rights and (ii) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

     (g)  Third Party Claims.  (i) The Company has not received any notice or
          -------------------
claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto;
(ii) all the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the IP Rights; and (iii) to the knowledge of the Company and the Holders, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

     (h)  Infringement by the Company.  (i) The use of any of the Technology in
          ----------------------------
the Company's business does not and will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto;
(ii) the use of any of the Marks and other IP Rights in the Company's business will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; and (iii) the Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Marks or other IP Rights, or claiming that any other entity has any claim of infringement with respect thereto.

     (i)  Confidentiality.  (i) The Company has not disclosed any source code
          ----------------
regarding the Technology to any person or entity other than an employee of the Company who is under a written nondisclosure agreement; (ii) the Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology; (iii) neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology; and (iv) the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on Schedule 4.16(i) the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

     (j)  Warranty Against Defects.  The Technology is free from known material
          -------------------------
defects and substantially conforms to the applicable specifications, documentation and samples of such Technology.

     (k)  Domain Names.  Schedule 4.16(k) sets forth a list of all Internet
          -------------
domain names used by the Company in its business (collectively, the "Domain Names"). The

Company has, and after the Closing the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted.

     (l)  Year 2000.  Each hardware, software and firmware product used by the
          ----------
Company in its business (collectively, the "Software") will accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of the Software. The Software is designed to be used prior to, during and after the calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data that represents or references different centuries or more than one century. Without limiting the generality of the foregoing, the Software (i) will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data that represents or references different centuries or more than one century; (ii) has been designed to ensure year 2000 compatibility, including, but not limited to, date data century recognition, calculations that accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century; and (iii) includes "Year 2000 Capabilities," meaning that the Software (A) will manage and manipulate data involving dates, including single century formulas and multicentury formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates; (B) provides that all date-related user interface functionalities and data fields include the indication of century; and
(C) provides that all date-related data interface functionalities include the indication of century.

     (m)  Indemnification.  The Company has not entered into any agreement or
          ----------------
offered to indemnify any Person against any charge of infringement by the Technology or IP Rights, or any other intellectual property or right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or IP Rights.

     (n)  Restrictions on Intellectual Property.  None of the Company's
          --------------------------------------
officers, employees, consultants, distributors, agents, representatives or advisors has entered into any agreement relating to the Company's business regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company.

4.17 Accounts Receivable

     All accounts receivable of the Company reflected in the Company Balance Sheet, or existing at the Closing, represent sales actually made in the ordinary course of business. The Company's bad debt reserves and sales return allowances as reflected in the November

Balance Sheet are adequate. Set forth on Schedule 4.17 is a full and complete list of all accounts receivable of the Company existing as of November 30, 2000. In addition, a current complete list of all accounts receivable of the Company will be delivered to AVT immediately prior to the Closing. All accounts existing and remaining unpaid at the time of Closing will be collectible by AVT or Acquisition Sub, as the case may be, in the ordinary course of business consistent with past practice.

4.18  Inventory

      Subject to such reserves and write-downs as may be reflected in the Company Financial Statements, all items of inventory reflected in the November Balance Sheet or as currently owned by the Company are of a quality and quantity usable and salable in the ordinary course of business. Such inventory consists of materials and supplies used or sold in the Company's business.

4.19  Corporate Books and Records

      The Company has furnished to AVT or its representatives for their examination true and complete copies of its (a) Articles of Incorporation and Bylaws, including all amendments thereto, (b) minute books, and (c) stock transfer books. Such minutes reflect all meetings of the Company's stockholders, Board of Directors and any committees thereof since the Company's inception, and such minutes accurately reflect the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

4.20  Licenses, Permits, Authorizations, Etc.

      The Company has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which might, in the aggregate, have a Company Material Adverse Effect. The Company has not received any notifications of any asserted present failure by it to have obtained any such governmental approval, authorization, consent, license, order, registration or permit, or past and unremedied failure to obtain such items.

4.21  Compliance With Laws; Environmental Matters

      (a) The Company is and has been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to its property, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, good laboratory practices, pension, securities and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

     (b) To the knowledge of the Company and/or the Holders, the Company is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Property or the Personal Property or the conduct of its business, any applicable foreign, federal, state, county and local statutes, laws, regulations, guidances, rules, ordinances, codes, licenses, permits, judgments, writs, decrees, injunctions or orders of any governmental entity relating to environmental (air, water, groundwater, soil, natural resource, noise and odor) matters, including, by way of illustration and not by way of limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act and the regulations issued thereunder, the Comprehensive Environmental, Response, Compensation, and Liability Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Hazardous Waste Control Act, the Model Toxics Control Act and other comparable federal, state and local laws, and the regulations issued thereunder (collectively, "Environmental Laws").

     (c) To the knowledge of the Company and/or the Holders, the Company has not transported, stored, treated, recycled, handled or disposed of, or allowed or arranged for any third party to transport, store, treat, recycle, handle or dispose of (i) any flammable substances, explosives, radioactive materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any wastes, materials or substances identified in or regulated by any Environmental Laws; (ii) asbestos, polychlorinated biphenyls, urea formaldehyde, nuclear fuel or material, chemical waste, carcinogens and radon, all to the extent regulated by any Environmental Laws; and (iii) gasoline, oil and other petroleum products (all of the foregoing collectively, "Regulated Substances"), to or at any location in violation of any Environmental Laws.

     (d) To the knowledge of the Company and/or the Holders, no part of the Real Property, including, but not limited to, all surface and subsurface soil, sediments, groundwater and surface water located on, in or under the Real Property, was or is contaminated with any Regulated Substances or constituents thereof, which contamination has given or may give rise to any obligation of the Company under any applicable Environmental Laws, the common law or otherwise. To the knowledge of the Company and/or the Holders, no real property adjacent to or adjoining the Real Property has been or is being so contaminated. There are no Regulated Substances (other than gasoline, oil or other petroleum products as described on Disclosure Schedule 4.21(d)) present in or on the Real Property or in any equipment located therein.

     (e) The Company has reported, recorded or filed, and has provided to AVT, true, accurate and complete copies of all reports with respect to any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment (including the abandonment or discarding of drums, barrels, containers or other closed receptacles) (any of the foregoing, a "Release"), required by applicable Environmental Laws to be filed by the Company with any government authority.
The Company has maintained all environmental and operating documents and records in the manner and for the time periods required by applicable Environmental Laws.

      (f) The Company has not caused or permitted the Release of any Regulated Substances or constituents thereof on, from or off-site of its Real Property, or of any Release from any facility owned or operated by third parties but with respect to which the Company is alleged to have liability, including, but not limited to, liability for personal injury, cleanup or restoration, which Release caused or could reasonably be Expected to cause a material loss to the Company.

      (g) To the knowledge of the Company and/or the Holders, there are no tanks which, when considered with all associated piping, are underground storage tanks located either wholly or partially below the surface of the ground, and, without regard to whether they are in contact with soil, within a building or containment structure or otherwise are located in, on or under the Real Property.

      (h) The manner in which the Company has manufactured, packaged, shipped, advertised, labeled and sold its products complies with all applicable laws and regulations pertaining thereto, the failure to comply with which would have a Company Material Adverse Effect.

4.22  Insurance

      Schedule 4.22 sets forth a true and correct list of all insurance policies maintained by the Company. The Company maintains (a) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry. All insurance policies of the Company are in full force and effect, all premiums covering all periods up to and including the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its respective assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

4.23  Brokers and Finders

      The Company represents and warrants that no director, officer, agent or employee acting on its behalf or on behalf of the Holders has retained any broker or finder in connection with the transactions contemplated hereby.

4.24  Government Contracts

      The Company has never been suspended or debarred from bidding on contracts or subcontracts for any agency of the U.S. government or any foreign government, nor has such suspension or debarment been threatened or action for suspension or debarment been commenced. The Company has not been nor is it now being audited or, to its knowledge, investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general or other authorities of any agency of the U.S. government or any foreign government (each, a "Government Contract Authority"), nor, to the knowledge of the Company and Holders, has such audit or investigation been threatened. To the knowledge of the Company and the Holders, there is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the U.S. government, and there is no valid basis for a claim pursuant to an audit or investigation by any Government Contract Authority. The Company has never had a contract or subcontract terminated for default or been determined to be nonresponsible by any agency of the U.S. government or any foreign government. The Company has no outstanding agreements, contracts or commitments that require it to obtain or maintain a government security clearance.

4.25  Absence of Questionable Payments

      Neither the Company nor any director, officer, agent, employee or other Person acting on its behalf has to the knowledge of the Company and the Holders used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others. The Company has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director, officer, agent, employee or other Person acting on its behalf has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance in all respects, with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other applicable domestic and foreign laws and regulations relating to corrupt practices and similar matters.

4.26  Personnel

      Schedule 4.26 sets forth a true and complete list of: (a) the names and current salaries of all directors and officers of the Company and the family relationships, if any, among such persons and (b) the wage rates for nonsalaried and nonexecutive salaried employees of the Company by classification.

4.27  Bank Accounts

      Schedule 4.27 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to make withdrawals therefrom, draw thereon or have access thereto.

4.28  Insider Interests

      The Company represents and warrants that no officer, director or key employee of the Company has any interest in (a) any property, real or personal, tangible or intangible, used in or directly pertaining to the Company's business, including, without limitation, inventions, patents, trademarks, trade names or other intellectual property, or (b) any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations, except for employment agreements or any agreement to be entered into between any officer and AVT at the Closing. None of the officers or directors is indebted to the Company, and the Company is not indebted to any officer or director, except for indebtedness relating to compensation for employment, including salary, benefits and reimbursements for business expenses incurred and payable by the Company in the normal course of business. None of the Company's officers and, to the Company's knowledge, none of the Company's employees, consultants, distributors or agents has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company that would materially and adversely affect the ability of such officer, employee, consultant, distributor or agent to perform its services and/or fulfill any obligations to the Company. To the knowledge of the Company and/or the Holders, neither the Company nor any of its officers, directors, employees, contractors or consultants has any interest, either directly or indirectly, in any entity that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage or (ii) is a supplier, customer or creditor, or has an existing contractual relationship with any of the Company's employees (or persons performing similar functions).

4.29  Hart-Scott-Rodino

      The Company is its own ultimate parent entity as defined under the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company is not a $10 million person as defined thereunder. The Company is not "engaged in manufacturing" for purposes of the HSR Act.

4.30  Full Disclosure

      No information furnished by the Company or the Holders to AVT in connection with this Agreement (including, but not limited to, the Company Financial Statements and all information in the Schedules and Exhibits hereto) contains any untrue statement of a material fact or omits any statement required to make the statements made, in light of the circumstances in which they were made, not misleading.

                        ARTICLE V - REPRESENTATIONS AND
                     WARRANTIES OF AVT AND ACQUISITION SUB

     AVT and Acquisition Sub represent and warrant to the Company and the Holders, which representations and warranties will survive the Closing to the extent provided herein, as follows:

5.1  Organization, Good Standing, Power, Etc.

     Each of AVT and Acquisition Sub is a corporation duly organized and validly existing under the laws of the state of Washington. Each of AVT and Acquisition Sub has full corporate power and authority to enter into this Agreement and the other Transaction Documents to be entered into pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each of such other Transaction Documents on the Closing will be, duly executed and delivered by AVT or Acquisition Sub, and this Agreement is, and each of the other agreements to which AVT or Acquisition Sub is a party will be on the Closing, a legal, valid and binding obligation of AVT or Acquisition Sub, enforceable against AVT or Acquisition Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and general equitable principles, including, but not limited to, those relating to the availability of the remedy of specific performance.

5.2  No Approvals or Notices Required; No Conflicts With Instruments

     The execution, delivery and performance of this Agreement and the other Transaction Documents by AVT and Acquisition Sub, as applicable, pursuant hereto and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to AVT or Acquisition Sub, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, or
(c) conflict with or result in a breach of or constitute a default under any provision of AVT's or Acquisition Sub's Articles of Incorporation or bylaws, which, in any of the foregoing cases, might materially and adversely affect the ability of AVT to pay the Merger Consideration or the ability of AVT or Acquisition Sub to meet their obligations hereunder.

5.3  Capital Structure

     (a) The authorized stock of AVT consists of 60,000,000 shares of Common Stock, of which 30,697,543 shares were issued and outstanding as of October 28, 2000, and 2,000,000 shares of Preferred Stock, of which no shares are issued or outstanding as of the date hereof. The authorized capital stock of Acquisition Sub consists of 1,000 shares of Common Stock, all of which, as of the date hereof, are issued and outstanding and are held by AVT. All such shares of AVT and Acquisition Sub have been duly authorized, and all such issued and outstanding shares are validly issued, fully paid and nonassessable.

     (b) The shares of AVT Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

5.4  SEC Documents

     AVT has made available to the Holders true and complete copies of its Annual Report on Form 10-K for the fiscal year ending December 31, 1999, its Quarterly Reports on Form 10-Q for the fiscal quarters ending March 31, 2000, June 30, 2000 and September 30, 2000, all Forms 8-K filed after the date of the last of the Form 10-K or Forms 10-Q, and its Proxy Statement relating to its 2000 Annual Meeting of Shareholders (collectively, the "SEC Documents"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

5.5  No Material Adverse Change

     Since the date of the balance sheet included in AVT's most recently filed report on Form 10-Q, AVT has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of AVT; (b) any amendment or change in the Articles of Incorporation or Bylaws of AVT; or (c) any damage to, destruction or loss of any assets of AVT (whether or not covered by insurance) that materially and adversely affects the financial condition or business of AVT.

5.6  Claims and Legal Proceedings

     There are no pending claims, actions, suits, arbitrations, proceedings or investigations involving or, to AVT's knowledge, threatened against AVT before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that question the validity of this Agreement or any action taken or to be taken by AVT pursuant to this Agreement or in connection with the transactions contemplated hereby.

5.7  Brokers and Finders

     AVT represents and warrants that no director, officer, agent or employee acting on its behalf has retained any broker or finder in connection with the transactions contemplated hereby.

5.8  Full Disclosure

     No information furnished by AVT or Acquisition Sub to the Company or the Holders in connection with this Agreement contains any untrue statement of a material fact, or omits any statement required to make the statements made, in light of the circumstances in which they were made, not misleading.

                     ARTICLE VI - CONDITIONS PRECEDENT TO
                    OBLIGATIONS OF AVT AND ACQUISITION SUB

     AVT's and Acquisition Sub's obligations to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived in writing by AVT:

6.1  Accuracy of Representations and Warranties

     Each of the representations and warranties of the Company and the Holders contained in this Agreement and the other Transaction Documents to which each is a party (including applicable Exhibits or Schedules) shall be true and correct as of the date hereof and at and as of the Closing Date as though made on that date; except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date.

6.2  Performance of Agreements

     The Company and the Holders shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Transaction Document to be performed and complied with by them at or prior to the Closing.

6.3  Opinions of Counsel for the Company and the Holders

     AVT will have received an opinion of Venable, Baetjer and Howard, legal counsel for the Company and the Holders, dated the Closing Date, substantially in the form of Exhibit E hereto.
               ---------

6.4  Approvals and Consents

     The Company shall have received and shall have delivered to AVT written consents to the Merger from each of the parties (other than the Company) to those agreements, leases, notes or other documents identified on Schedules 4.5,
4.9 and 4.10, which consents must in all respects be satisfactory to AVT in its sole and absolute discretion. All transfers of permits or licenses and all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for consummation of the transactions contemplated hereby or for the continued operation of the Company, will have been obtained or delivered, as applicable, and all waiting periods specified by law will have passed.

6.5  Officers' Certificate

     AVT shall have received a certificate of the President of the Company, dated the Closing Date, in form and substance reasonably satisfactory to AVT, certifying that the conditions set forth in Sections 6.1, 6.2, 6.4, and 6.6 have been fulfilled.

6.6  Material Adverse Change

     Since the date hereof and through the Closing, there shall not have occurred (or be threatened) any material adverse change in the business, operations, assets, liabilities, earnings, condition (financial or other), or prospects of the Company, other than with respect to, or as a result of, the pre-payments set forth on the Closing Balance Sheet.

6.7  Proceedings and Documents; Secretary's Certificate

     All corporate and other proceedings in connection with the transactions contemplated hereby and by the other Transaction Documents, and all documents and instruments incident to such transactions, shall have been approved by AVT's counsel. AVT shall have received a certificate of the Secretary of the Company, in form and substance satisfactory to AVT, as to the authenticity and effectiveness of the actions of the Board of Directors and stockholders of the Company authorizing the Merger and the transactions contemplated by this Agreement and the other Transaction Documents. Copies of the Company's Articles of Incorporation, certified by the Maryland Department of Taxation, and Bylaws, certified by the Secretary of the Company, shall be attached to such certificate.

6.8  Nonforeign Affidavit

     AVT shall have received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit substantially in the form of Exhibit F.
            ---------

6.9  Compliance With Laws; Release of Liens

     The consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall be legally permitted by all laws and regulations to which AVT or the Company is subject. In addition, Company shall have obtained the release of any and all Encumbrances with respect to any of the Company's assets except for such Encumbrances referred to in 4.9(e)(i)-(iii) and any Encumbrances listed on Schedule 4.9.

6.10 Stockholder Approval

     The principal terms of this Agreement shall have been approved by the Company's stockholders as required by the Company's Articles of Incorporation and applicable law.

6.11  Legal Proceedings

      No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Transaction Documents, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any other Transaction Document.

6.12  Escrow Agreement

      The Holders and the Escrow Agent shall have executed and delivered the Escrow Agreement.

6.13  Due Diligence

      The results of AVT's due diligence investigation of the Company shall be satisfactory in all respects to AVT in its sole and absolute discretion. The Company shall have used its best efforts to deliver to AVT and its counsel ten
(10) business days prior to the Closing Date, an invalidity opinion from legal counsel for the Company, in form and substance acceptable to AVT in its sole discretion, with respect to the infringement or alleged infringement by the Technology of any Geoworks Corporation patent.

6.14  Termination of Consulting Contract

      The Company shall have entered into a agreement with J. Paul Provance terminating the Consulting Agreement between the Company and Mr. Provance, dated December 31, 1996, and neither the Company, AVT nor Acquisition Sub shall have any further obligations, including with respect to compensation, to Mr. Provance under such Consulting Agreement.

6.14  Employment Arrangements

      Brett Warthen shall have executed and delivered to AVT the Employment Agreement.

6.15  Confidentiality and Nondisclosure

      Each officer, employee and consultant of the Company shall have executed and delivered a Confidentiality and Nondisclosure Agreement to AVT in substantially the form attached hereto as Exhibit G.
                                          ---------

6.16  Payout of Royalty Obligations; Renegotiation of Exclusive Contract

      The Company shall have concluded its royalty obligations and fully pay-up its licenses under the agreements listed on Schedule 6.16. The Company shall have successfully renegotiated the exclusive contract listed on Schedule 6.16 on terms reasonably acceptable to AVT.

6.17  Retirement of Company Liability

      The Company shall have fully paid or retired all Company Liability, unless AVT agrees to assume in writing all or a portion of such Company Liability.

6.18  Delivery of Certificates

      Each Holder shall have delivered to AVT certificates representing all of the Company Shares; together with assignments separate from certificate endorsed in blank, a fully completed and duly executed Letter of Transmittal and other such documentation as AVT may reasonably prescribe to carry out the purposes of this Agreement.

               ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS
                        OF THE COMPANY AND THE HOLDERS

      The obligations of the Company and the Holders to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived in writing on behalf of the Company by the President of the Company:

7.1  Accuracy of Representations and Warranties

     Each of the representations and warranties of AVT and Acquisition Sub contained in this Agreement and the other Transaction Documents to which AVT or Acquisition Sub is a party shall be true and correct as of the date hereof and at and as of the Closing Date as though made on that date, except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date.

7.2  Performance of Agreements

     AVT and Acquisition Sub shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Transaction Document to be performed and complied with by them at or prior to the Closing.

7.3  Opinion of Counsel for AVT and Acquisition Sub

     The Holders will have received an opinion of Perkins Coie LLP, legal counsel for AVT and Acquisition Sub, dated the Closing Date, substantially in the form of Exhibit H hereto.
            ---------

7.4  Approvals and Consents

     AVT and Acquisition Sub will have received all written consents to the purchase of the Company Shares and all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for consummation of the transactions contemplated hereby.
All approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or the continued operation of AVT or Acquisition Sub, will have been obtained or delivered, as applicable, and all waiting periods specified by law will have passed.

7.5  Legal Proceedings

     No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Transaction Documents, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any other Transaction Document.

7.6  Compliance With Laws

     The consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall be legally permitted by all laws and regulations to which AVT or the Company is subject.

7.7  Material Adverse Change

     Since the date hereof and through the Closing, there shall not have occurred (or be threatened) any material adverse change in the business, operations, assets, liabilities, earnings, condition (financial or other), or prospects of AVT.

7.8  Escrow Agreement

     The Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.9  Employment Agreement

     AVT shall have executed and delivered to Brett Warthen the Employment Agreement.

                           ARTICLE VIII - COVENANTS

8.1  Conduct of Business by the Company Pending the Closing

     Unless AVT shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, and the directors and officers of the Company and the stockholders shall cause the Company to be conducted in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current directors, officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, the Company shall not, between the date of this Agreement and the time of Closing, directly or indirectly do, or propose to do, any of the following without giving AVT prior written notice of and receiving AVT's prior written consent:

          (a) amend or otherwise change its Articles of Incorporation or Bylaws;

          (b) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or (ii) any assets of the Company;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) or form any corporation, partnership, other business organization or division thereof, or acquire directly or indirectly any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice which loans shall be on terms and conditions satisfactory to AVT; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure that is in excess of $5,000 or capital expenditures that are, in the aggregate, in excess of $25,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

          (f) enter into any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees or consultants, except for increases in accordance with existing agreements or past practices for employees of the Company who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (h) make any Tax election inconsistent with past practices or settle or compromise any federal, state, local or foreign income Tax liability;

          (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the November Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

          (j)  enter into any equipment lease; or

          (k) take or agree to take any action specified in Section 4.7, or enter into any other material transaction other than those specified above; or

          (l)  agree to do any of the foregoing.

8.2  Access to Information; Confidentiality

     From the date hereof to the time of Closing, the Company and the Holders shall, and shall cause their representatives to, afford AVT and its representatives reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish AVT with all financial, operating and other data and information as AVT may reasonably request and as such access is necessary to the consummation of the transactions contemplated hereby. From the date hereof until the time of Closing, the Company shall provide AVT with monthly and other financial statements of the Company as they become available internally at the Company, all of which financial statements shall be prepared in conformity with GAAP and shall fairly present the financial position and results of operations of the Company as of the dates and for the periods specified. All information obtained by either party pursuant to this Section 8.2 shall be subject to the provisions of and kept confidential in accordance with the Reciprocal Nondisclosure Agreement, dated August 7, 2000, between AVT, the Company and the Holders.

8.3  No Alternative Transactions

     The Company and the Holders shall not, directly or indirectly, through any officer, director, agent, investment banker, attorney or otherwise, solicit, initiate or encourage the submission of any proposal, offer, inquiry or contact from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any business combination with the Company, or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person, to do or seek any of the foregoing. The Company and the Sellers immediately shall cease and cause to be terminated with no obligation, financial or otherwise, on the part of the Company or the Holders, all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     The Company and the Holders shall notify AVT promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to AVT, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

8.4  Notification of Certain Matters

     The Company and/or the Holders shall give prompt written notice to AVT, and AVT shall give prompt written notice to the Company and/or the Holders, of (a) the occurrence or nonoccurrence of any event which would be likely to (i) cause any representation or warranty of the Company and/or the Holders on the one hand, or AVT and/or Acquisition Sub on the other hand, contained in this Agreement to be materially untrue or inaccurate or (ii) result in the material failure to satisfy a closing condition in Article VI or VII; (b) any material failure of the Company and/or the Holders on the one hand, or AVT and/or Acquisition Sub, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them; and (c) any written communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

8.5  Further Action

     Upon the terms and subject to the conditions hereof, each of the parties shall (a) make promptly its respective filings, and thereafter make any other required submissions, under applicable laws with respect to the transactions contemplated hereby and shall cooperate with the other parties with respect to such filings and submissions and (b) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use its best efforts to take all such action. None of AVT, Acquisition Sub, the Company or the Holders will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

8.6  Publicity

     None of the parties shall disclose, make or issue, or cause to be disclosed, made or issued, any statement or announcement concerning this Agreement or the transactions contemplated hereby to any third parties (other than its officers, directors, employees, authorized representatives, legal advisors and financial advisors who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties, except as required by law or any listing or other agreement with any public securities trading exchange or market to which AVT is a party and after providing written notice to the other parties of such required disclosure.

8.7  Waiver of Dissenter's Rights

     The Holders hereby irrevocably and unconditionally waive, and agree to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger that the Holder may have by virtue of the ownership of any outstanding Company Shares.

8.8  Termination of 401(k) Plan

     The Company agrees to terminate its 401(k) plan prior to the Effective Time, unless AVT or Acquisition Sub, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with written notice of such election at least three (3) days before the Effective Time. Unless AVT or Acquisition Sub provides such notice to the

Company, AVT shall receive, prior to the Effective Time, from the Company evidence that the Company's 401(k) plan has been terminated pursuant to resolutions of the Company's Board of Directors (the form and substance of such resolutions shall be subject to advance review and approval by AVT), effective not later than the day immediately preceding the day on which the Effective Time occurs.

8.9  Offers of Employment

     AVT agrees to offer employment to the employees of the Company listed on
Schedule 8.9(a) on terms and conditions no less favorable than the terms and conditions under which such employees were employed by Company thirty (30) business days prior to the Closing Date. Schedule 8.9(b) contains a complete
                                          ---------------
and correct payroll roster of Company listing all employees of Company and their rates of pay as of the date hereof. AVT agrees to offer the Company employees listed on Schedule 8.9(c) the cash bonuses listed opposite each such employee's name on Schedule 8.9(c) and, on the condition that said employees agree to continued employment with AVT, the Stock Options listed opposite each such employee's name on Schedule 8.9(c).

8.10 Baltimore Office

     AVT agrees to maintain an office in the Baltimore, Maryland metropolitan area for three years from the Closing Date.

                ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER

9.1  Termination

     This Agreement may be terminated at any time prior to the Closing (notwithstanding any approval of this Agreement by the Holders):

          (a)  by mutual written consent of the Company and AVT;

          (b) by the Company, if AVT shall have materially breached any of its representations, warranties or agreements and such breach has not been cured within five (5) business days after written notice to AVT (provided that, no cure period shall be required for a breach which by its nature cannot be cured);

          (c) by AVT, if the Company and/or the Holders shall have materially breached any of its or their representations, warranties or agreements and such breach has not been cured within five (5) business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured);

          (d) by either the Company or AVT if the Closing has not occurred by January 10, 2001, provided, however, that the right to terminate this Agreement under this subsection (d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

          (e) by either the Company or AVT, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining AVT, Acquisition Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (e) shall have used all reasonable efforts to remove such judgment, injunction, order or decree; or

9.2   Effect of Termination

      In the event of the termination of this Agreement pursuant to Section 9.1, there shall be no further obligation on the part of any party, except that the confidentiality obligations under Section 8.2 shall survive any such termination and nothing shall relieve any party from liability for any breach.

9.3   Amendment

      AVT, the Company and the Holders may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

9.4   Waiver

      At any time prior to the Closing, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties contained in any Transaction Document, or (c) waive compliance with any agreement or condition in any Transaction Document. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound. The failure of any party at any time or times to require performance of any provisions shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any terms, covenants, representations, warranties or agreements contained in this Agreement shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or any breach of any other terms, covenants

                          ARTICLE X - INDEMNIFICATION

10.1  Survival

      All representations and warranties contained in this Agreement or in the other Transaction Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing until 45 days after the date on which AVT's independent accountants issue an audit report for AVT and its consolidated subsidiaries for the year ended December 31, 2001 (the "Survival Period"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section 8.4; provided, however, (a) that any claim based on fraud shall survive the Closing indefinitely, (b) that any claim based on Section 4.1.1 (Good Title), 4.1.2 (Authority), 4.2 (Company Organization, Good Standing, Power, Etc.) and 4.3 (Capitalization) shall survive the Closing indefinitely, (c) that any claim based Sections 4.8 (Taxes), 4.15 (Employee Benefit Plans) and 4.21(b) - (h) (Environmental Matters) will survive for 30 days after the expiration of the applicable statute of limitations (including any extensions and waivers thereof), and (d) that any claim based on Section 4.16 (Intellectual Property) shall survive for a period of five years after the Closing. The covenants and agreements contained in this Agreement or in the other Transaction Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

10.2  Indemnification by the Holders

      Subject to the limitations set forth in Section 10.4, from and after the Closing Date, the Holders jointly and severally shall indemnify and hold AVT, Acquisition Sub, their respective officers, directors and affiliates (as "affiliate" is defined in Rule 12b-2 of the Exchange Act) (the "AVT Indemnified Parties") harmless from and against, and shall reimburse the AVT Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, taxes, costs or expenses (including but not limited to any legal and accounting fees and expenses) ("Losses") arising out of or in connection with:

          (a) any inaccuracy in or other breach of any representation or warranty made by the Company or the Holders in this Agreement or in any other Transaction Document;

          (b) any failure by the Company or either Holder to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or any other Transaction Document to which it is a party;

          (c) any claim, demand, cause of action, suit, proceeding, hearing or investigation by any person or entity relating to the Company's operation of the business on or before the Closing Date;

          (d) any claim, demand, cause of action, suit, proceeding, hearing or investigation by any person or entity relating to or arising from the infringement or alleged infringement by the Technology of any Geoworks Corporation patent;

          (e) all liability for Taxes of the Company assessed during or attributable to any taxable period ending on or prior to the Effective Time, and the portion of any taxable period that includes, but does not end on, the Effective Time to the extent such Taxes exceed the Tax liability reflected on the face of the Closing Balance Sheet; or

          (f) the amount of any Company Liability existing as of the Closing Date and not reflected on the Closing Balance Sheet.

10.3  Indemnification by AVT

      Subject to the limitations set forth in Section 10.4, from and after the Closing Date, AVT shall indemnify and hold the Holders (the "Holder Indemnified Parties" and together with the Buyer Indemnified Parties, the "Indemnified Parties") harmless from and against, and shall reimburse the Holder Indemnified Parties for, any and all Losses arising out of or in connection with:

          (a) any inaccuracy in or other breach of any representation or warranty made by AVT or Acquisition Sub in this Agreement or in any other Transaction Document; or

          (b) any failure by AVT or Acquisition Sub to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or any other Transaction Document to which it is a party

          (c) any claim, demand, cause of action, suit, proceeding, hearing or investigation by any person or entity relating to operation of the Company's business after the Closing Date.

10.4  Threshold and Limitations

      (a) The Indemnified Parties shall be not be entitled to receive any indemnification payment with respect to any claims for indemnification under Sections 10.2(a), 10.2(b), 10.2(c) and 10.3(a) and 10.3(b) (the "Indemnified
Claims") until the aggregate Losses in respect of Indemnified Claims for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $25,000 (the "Threshold"); provided, however, that once such aggregate Losses exceed the Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold.

      (b) Except for Losses based on fraud, or arising in connection with Sections 4.1.1 (Good Title), 4.1.2 (Authority), 4.2 (Company Organization, Good Standing, Power, Etc.) 4.3 (Capitalization), 4.8 (Taxes) (which Sections are discussed below), the aggregate liability of the Holders in respect of Indemnified Claims shall be limited to $10,000,000. Liability based on Sections
4.1.1 (Good Title), 4.1.2 (Authority), 4.2 (Company Organization, Good Standing, Power, Etc), 4.3 (Capitalization) and 4.8 (Taxes) shall be without limit. Liability based on Section 10.2(d) shall be limited to $24,500,000.

      (c) An indemnifying party shall not be obligated to defend and hold harmless an indemnified party, or otherwise be liable to such party, with respect to any claims made by the indemnified party after the expiration of the Survival Period or other applicable time limitation described in Section 10.1, except that indemnity may be sought after the expiration of the Survival Period or other applicable time limitation if a Claim Notice (as defined in the Escrow Agreement) shall have been delivered to the Holders prior to the expiration of such time period.

10.5  Procedure

      (a)   Stockholder Representative. By approving the Merger at a special
            ---------------------------
meeting of Holders or by written consent of the Holders, each Holder of the Company shall have irrevocably authorized and appointed Brett Warthen (the "Stockholder Representative"), with full power of substitution and
 --------------------------
resubstitution, as his representative and true and lawful attorney-in-fact and agent to act in his name, place and stead as contemplated by this Article X and to execute in the name and on behalf of such stockholder the Escrow Agreement and any other agreement, certificate, instrument or document to be delivered by the stockholders in connection with the Escrow Agreement.

      (b)   Claim Notice. In the event that the Indemnified Parties sustain or
            -------------
incur any Losses in respect of which indemnification may be sought pursuant to
Article X of the Agreement, such Indemnified Party (the "Claiming Party") will assert a claim for indemnification by giving written notice (the "Claim Notice") to the Stockholder Representative or AVT, as the case may be (the "Defending Party"), and in the case of a claim for indemnification by an AVT Indemnified Party, to the Escrow Agent, which will describe in reasonable detail the facts and circumstances on which the asserted claim for indemnification is based; provided, however, that the failure or delay to so notify the Defending Party shall not relieve the Defending Party of any obligation or liability that the Defending Party may have to the Claiming Party except to the extent that the Defending Party demonstrates that the Defending Party's ability to defend or resolve such claim is adversely affected thereby. The Claim Notice will also specify how the Claiming Party intends to recover such funds pursuant to the Agreement. Unless the claim described in the Claim Notice is contested by the Defending Party by written notice to the Claiming Party of the amount of the claim that is contested, given within thirty (30) days of the receipt by the Defending Party of the Claim Notice, the Claiming Party may recover such undisputed amount of the claim described in the Claim Notice from the Defending Party. If the undisputed claim is against the Holders, such claim may be paid out of the Escrow Amount by giving written notice of such claim to the Escrow Agent in accordance with the terms of the Escrow Agreement The Escrow Agent shall be entitled to rely on any such notice and distribute the undisputed claim amount from the Escrow Amount in accordance with the terms of the Escrow Agreement.

      (c) If, within thirty (30) days of the receipt by the Defending Party of the Claim Notice, the Defending Party contests in writing to the Claiming Party and the Escrow Agent

(if such claim is against the Holders) that such Losses constitute an indemnifiable claim pursuant to Article X of the Agreement (the "Dispute Notice"), then the Claiming Party and the Defending Party, acting in good faith, shall attempt to reach agreement with respect to such claim. If the Claiming Party and the Defending Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Claiming Party and the Defending Party and shall be furnished to the Escrow Agent if the claim is to be made against the Escrow Amount. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the requested amount from the Escrow Amount in accordance with the terms thereof and of the Escrow Agreement.

      (d) The Defending Party shall not object to any Claim Notice unless (i) he believes in good faith that the Claiming Party is not entitled to be indemnified with respect to the Losses specified therein, or (ii) he lacks sufficient information to assess the validity or amount of the claim. If the Defending Party objects to a Claim Notice on the basis that he lacks sufficient information, the Defending Party shall promptly request from the Claiming Party any additional information reasonably necessary to assess such claim and the Claiming Party shall, to the extent the Claiming Party reasonably can, provide additional information reasonably requested. Upon receipt of such additional information, the Defending Party shall review it as soon as reasonably practicable and notify the Claiming Party of any withdrawal or modification of the objection.

      (e)   Dispute Resolution. If the Defending Party and the Claiming Party
            -------------------
are unable to resolve any such dispute within 45 days after delivery of the Dispute Notice, the matter shall be settled by binding arbitration in Seattle, Washington. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The Defending Party and the Claiming Party shall each designate one arbitrator within 15 days after the termination of such 45-day period. The Defending Party and the Claiming Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within seventy (70) days of delivery of the Dispute Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Defending Party or the Claiming Party fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. Except as provided in the Escrow Agreement, all of the fees and expenses of the three arbitrators shall be paid in accordance with the determination of the arbitrators based on the outcome of the dispute. The Defending Party and the Claiming Party shall cause the arbitrators to decide the matter to be arbitrated within 30 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Claiming Party is entitled to receive the contested amount (or a portion thereof) pursuant to the applicable terms of this Agreement and the Escrow Agreement if applicable. The final decision of the majority of the arbitrators shall be furnished to the Defending Party, the Claiming Party and the Escrow Agent, if such claim is against the Holders, in writing and shall constitute the conclusive determination of the issue in question binding upon the Defending Party, the Holders, the Claiming Party and the

Escrow Agent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' decision.

      (f)   Third Party Claims. With respect to claims for indemnification
            -------------------
resulting from or in connection with any legal proceeding commenced by a third party, the Claiming Party shall give the Claim Notice to the Defending Party (and to the Escrow Agent if such claim is against the Holders) no later than twenty (20) days prior to the time any initial answer or response to the asserted claim is legally required under any applicable court or procedural rule; provided, however, that the failure or delay to so notify the Defending Party, or the Escrow Agent, if applicable, shall not relieve the Defending Party of any obligation or liability that it may have to such Claiming Party except to the extent that the Defending Party demonstrates that the Defending Party's ability to defend or resolve such third party claim is adversely affected thereby.

      (g) Subject to the rights of any insurer or other third party having potential liability therefor, the Defending Party shall have the right, upon written notice by the Defending Party given to such Claiming Party and the Escrow Agent (if the claim is against the Holders) within 30 days after receipt of the Claim Notice relating to a third party claim, to assume the defense or handling of such third party claim, at the Defending Party's sole expense. The Defending Party shall select counsel reasonably acceptable to the Claiming Party in connection with conducting the defense or handling of such third party claim, and the Defending Party shall defend or handle the same in consultation with the Claiming Party and shall keep the Claiming Party timely apprised of the status of such third party claim. The Defending Party shall not, without the prior written consent of the Claiming Party, agree to a settlement of any third party claim, unless (i) the settlement provides an unconditional release and discharge of the Claiming Party and the Claiming Party is reasonably satisfied with such discharge and release and (ii) the Claiming Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of AVT. The Claiming Party shall cooperate with the Defending Party and shall be entitled to participate in the defense or handling of such third party claim with its own counsel and at its own expense.

      (h) If, within 30 days after receipt of a Claim Notice relating to a third party claim, the Defending Party does not give written notice to the Claiming Party and the Escrow Agent (if the claim is against the Holders) of the Defending Party's election to assume the defense or handling of such third party claim, the Claiming Party may, at the Defending Party's expense (which shall be paid from time to time by the Defending Party as such expenses are incurred by the Claiming Party), select counsel in connection with conducting the defense or handling of such third party claim and defend or handle such third party claim in such manner as it may deem appropriate, provided, however, that the Claiming Party shall keep the Defending Party timely apprised of the status of such third party claim and shall not settle such third party claim without the prior written consent of the Defending Party, which consent shall not be unreasonably withheld. If the Claiming Party defends or handles such third party claim, the Defending Party shall cooperate with the Claiming Party and shall be entitled to participate in the defense or handling of such third party claim with its own counsel and at its own expense.

10.6  Remedies; Specific Performance

      Except as otherwise provided, the indemnification provisions of this
Article X, together with the Escrow Agreement, shall be the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

10.7  Access to Escrow Amount

      The satisfaction of any Losses owed to AVT or Acquisition Sub under this
Article X shall be made by delivery by the Escrow Agent to AVT or Acquisition Sub, as the case may be, in accordance with the terms of the Escrow Agreement, of all or a portion of the Escrow Amount. Any liability of the Holders for indemnification under this Article X shall (subject to the limitations set forth in Section 10.4) be satisfied, first, from the Escrow Amount and, second, to the extent the Escrow Amount is insufficient to satisfy any such liability, from other assets of the Holders, including by offset of amounts otherwise owed by AVT to the Holders under Section 3.3 hereof.

                             ARTICLE XI - GENERAL

11.1  Expenses

      Whether or not the transactions contemplated by this Agreement are consummated, each Party shall pay its own fees and expenses incident to the negotiation, preparation and carrying out of this Agreement and the other Transaction Documents (including legal and accounting fees and expenses). Should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action. The Sellers shall pay any transfer or similar taxes that may be payable in connection with the transactions contemplated by this Agreement.

11.2  Entire Understanding

      This Agreement and the Reciprocal Nondisclosure Agreement between AVT, the Company and the Holders, dated August 7, 2000, and the other Transaction Documents constitute the entire agreement among the parties with respect to this subject matter and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to this subject matter, including, but not limited to, the Term Sheet dated November 3, 2000, between AVT, the Company and the Holders.

11.3  Waivers

      Any terms, covenants, representations, warranties or agreements of any party hereto may be waived at any time by an instrument in writing executed by the party for whose benefit such terms, covenants, representations, warranties or agreements exist. The failure of any party at any time or times to require performance of any provisions hereof will in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any terms, covenants, representations, warranties or agreements contained in this Agreement will be effective unless in writing, and no waiver in any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements.

11.4  Counterparts

      This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

11.5  Headings

      The headings used herein are for convenience only and will not in any way affect the construction of, or be taken into consideration in interpreting this Agreement.

11.6  Applicable Law; Venue

      This Agreement, including all matters of construction, validity and performance, will be governed by and construed and enforced in accordance with the laws of the state of Washington, as applied to contracts executed and to be fully performed in such state by citizens thereof. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any actions relating to this Agreement.

11.7  Assignment

      This Agreement shall not be assigned by operation of law or otherwise, except that AVT may assign all or any of its rights and obligations to any of its affiliates. In the event of any such permitted assignment, AVT shall guarantee the performance of such obligations by such assignee.

11.8  Successors and Assigns

      All the terms and provisions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

11.9  Notices

      Any notice or request required or permitted to be given hereunder must be in writing given by personal delivery, overnight courier, certified or registered mail or facsimile, addressed as respectively set forth below or to such other address as any party has previously designated by such a notice. The effective date of any notice or request sent by certified or registered mail is three days from the date it is sent by the addressor so long as it is, in fact, received within five days, or when sent by facsimile or personally delivered.

      Notices to AVT, the Company and Sellers shall be sent as follows:

      AVT:

               AVT Corporation
               11410 N.E. 122nd Way
               P.O. Box 97025
               Kirkland, WA 98083
               Fax:  (425) 823-3606
               Attention:  Catherine Romero Wright

      With a copy to:

               Perkins Coie LLP
               1201 Third Avenue, 48th Floor
               Seattle, WA 98101-3099
               Fax:  (206) 583-8500
               Attention:  Andrew Moore

      HOLDERS:

               Brett Warthen
               1013 Hook Road
               -------------------------
               Westminster, MD  21157
               -------------------------


               John Madill
               15 White Willow Court
               -------------------------
               Owings Mills, MD  21117
               -------------------------


      With a copy to:

               Venable, Baetjer and Howard
               210 Alleghany Avenue
               Towson, Maryland  21204
               Fax:  410-821-0147
               Attention:  Charles E. Rosolio

      THE COMPANY:

               Infinite Technologies, Inc.
               11433 Cronridge Drive, Suite H
               Owings Mills, Maryland  21117
               Fax: 410-363-3779
                    -----------------------
               Attention:  Brett Warthen

      With a copy to:

               Venable, Baetjer and Howard
               210 Alleghany Avenue
               Towson, Maryland  21204
               Fax:  410-821-0147
               Attention:  Charles E. Rosolio

11.10 Severability

      If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this

Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.11 Tax Matters - Reorganization Treatment

      Unless otherwise required by law, the parties hereto shall treat the Merger as a reorganization under Section 368(a) of the Code and the underlying Treasury Regulations for all Tax reporting purposes; provided, however, neither AVT nor Acquisition Sub makes any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Company or the Holders arising out of the structure or terms of this Agreement.

               [Remainder of this page intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                                             AVT CORPORATION


                                             By  /s/ David Anastasi
                                                ------------------------------

                                                Its President & CEO
                                                    --------------------------



                                             RAVEN ACQUISITION SUB


                                             By /s/ David Anastasi
                                                ------------------------------

                                                Its President
                                                    --------------------------



                                             INFINITE TECHNOLOGIES, INC.

                                             By /s/ Brett Warthen
                                                ------------------------------

                                                Its President
                                                    --------------------------



                                             BRETT WARTHEN

                                             By /s/ Brett Warthen
                                                ------------------------------



                                             JOHN MADILL

                                             By /s/ John Madill
                                                ------------------------------

                                   Exhibit A

                              Articles of Merger

                                   Exhibit B

                               Escrow Agreement

                                   Exhibit C

                             Employment Agreement

                                   Exhibit D

                         Company Disclosure Memorandum

                                   Exhibit E

                      Opinion of Counsel for the Company

                                   Exhibit F

                          Real Property Tax Affidavit

                                   Exhibit G

          Form of Confidentiality and Invention Assignment Agreement

                                   Exhibit H

                          Opinion of Counsel for AVT